EXHIBIT B

                          BEN & JERRY'S HOMEMADE, INC.
                       SUMMARY OF CLASS A PURCHASE RIGHTS


        On July 30, 1998, the Board of Directors (the "Board") of Ben & Jerry's Homemade, Inc. (the "Company") declared a dividend of one Class A purchase right (a "Class A Right") for every outstanding share of the Company's Class A Common Stock, $.033 par value per share (the "Class A Common Stock"). The Class A Rights will be distributed on August 14, 1998 to stockholders of record as of the close of business on August 14, 1998 (the "Dividend Record Date"). The terms of the Class A Rights are set forth in a Class A Rights Agreement dated as of July 30, 1998 (the "Class A Rights Agreement") between the Company and American Stock Transfer Trust Company (the "Rights Agent"). The Class A Rights Agreement provides for the issuance of one Class A Right for every share of Class A Common Stock issued and outstanding on the Dividend Record Date and for each share of Class A Common Stock which is issued or sold after that date and prior to the "Distribution Date" (as defined below). A similar rights agreement has been adopted for holders of the Company's Class B Common Stock, $.033 par value per share (the "Class B Common Stock").

        Each Class A Right entitles the holder to purchase from the Company one share of Class A Common Stock at a price of $80.00 per share, subject to adjustment. The Class A Rights will expire on July 30, 2008 (the "Expiration Date"), or upon the earlier redemption of the Class A Rights, and are not exercisable until the Distribution Date.

        No separate certificates representing the Class A Rights will be issued at the present time. Until the Distribution Date (or earlier redemption or expiration of the Class A Rights), (i) the Class A Rights will be evidenced by the Class A Common Stock certificates and will be transferred with and only with such Class A Common Stock certificates, (ii) new Class A Common Stock certificates issued after the Dividend Record Date upon transfer or new issuance of the Company's Class A Common Stock will contain a notation incorporating the Class A Rights Agreement by reference and (iii) the surrender for transfer of any of the Company's Class A Common Stock certificates will also constitute the transfer of the Class A Rights associated with the Class A Common Stock represented by such certificate.

        The Class A Rights will separate from the Class A Common Stock and certificates representing the Class A Rights will be issued on the Distribution Date. Unless otherwise determined by a majority of the Board then in office, the Distribution Date will occur on the earlier of (i) the tenth business day following the later of (A) the date of a public announcement that a person, including affiliates or associates of such person (an "Acquiring Person"), except as described below, has acquired or obtained the right to acquire, beneficial ownership of 15%

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or more of the outstanding shares of Class A Common Stock and Class B Common
Stock, taken as a whole (collectively, the "Common Stock") or (B) the date on which an executive officer of the Company has actual knowledge that an Acquiring Person became such (the later being, the "Stock Acquisition Date") or (ii) the tenth business day following commencement of a tender offer or exchange offer that would result in any person, together with its affiliates and associates owning 15% or more of the Company's outstanding Common Stock. In any event, the Board of Directors may delay the distribution of the certificates. After the Distribution Date, separate certificates evidencing the Class A Rights ("Class A Rights Certificates") will be mailed to holders of record of the Company's Class A Common Stock as of the close of business on the Distribution Date and thereafter, such separate Class A Rights Certificates alone will evidence the Class A Rights.

        If, at any time after the Board declares the Class A Rights dividend, any person or group of affiliated or associated persons (other than the Company and its affiliates) shall become an Acquiring Person, each holder of a Class A Right will have the right to receive shares of the Company's Class A Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value of two times the exercise price of the Class A Right. For example, if the exercise price is $80.00, the holder of each Class A Right would be entitled to receive $160.00 in market value of the Company's Class A Common Stock for $80.00. Also, in the event that at any time after the Stock Acquisition Date, the Company was acquired in a merger or other business combination, or if more than 25% of its assets or earning power was sold, each holder of a Class A Right would have the right to exercise such Class A Right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the Class A Right. Thus, if the exercise price is $80.00, the holder of each Class A Right would be entitled to receive $160.00 in market value of the acquiring company's common stock upon payment of the $80.00. Following the occurrence of any of the events described in this paragraph, any Class A Rights that are, or (under certain circumstances specified in the Class A Rights Agreement) were, beneficially owned by any Acquiring Person or Disqualified Transferee shall immediately become null and void.

        The Board may, at its option, at any time after any person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Class A Rights for shares of Class A Common Stock (or, other securities of the Company equivalent in value to such shares of Class A Common Stock) at an exchange ratio of one share of Class A Common Stock (or other such consideration) per Class A Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of declaration of the Class A Rights dividend (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). The Board, however, may not effect an exchange at any time after any person (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan of the Company or any such subsidiary or any entity holding Common Stock for or pursuant to the terms of any such plan), together with all affiliates of such person, becomes the beneficial

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owner of 50% or more of the Common Stock then outstanding. Immediately upon the action of the Board ordering the exchange of any Class A Rights and without any further action and without any notice, the right to exercise such Class A Rights will terminate and the only right thereafter of a holder of such Class A Rights will be to receive that number of shares of Class A Common Stock equal to the number of such Class A Rights held by the holder multiplied by the Exchange Ratio.

        The exercise price of the Class A Rights, and the number of shares of Class A Common Stock or other consideration issuable upon exercise of the Class A Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class A Common Stock, (ii) upon the grant to holders of the Class A Common Stock of certain rights or warrants to subscribe for shares of the Class A Common Stock or convertible securities at less than the current market price of the Class A Common Stock or (iii) upon the distribution to holders of the Class A Common Stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of the Company and certain other distributions) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustments in the exercise price of the Class A Rights will be required until cumulative adjustments equal at least 1% in such price.

        At any time prior to the earlier of (i) the Distribution Date or (ii) the close of business ten years after the Class A Rights Agreement becomes effective (the "Expiration Date"), the Company, by a majority vote of the Board then in office, may redeem the Class A Rights at a redemption price of $.01 per Class A Right (the "Redemption Price"), as described in the Class A Rights Agreement. Immediately upon the action of the Board electing to redeem the Class A Rights, the right to exercise the Class A Rights will terminate and the only right of the holders of Class A Rights will be to receive the Redemption Price.

        Until a Class A Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

        Neither the distribution of the Class A Rights nor the subsequent separation of the Class A Rights on the Distribution Date will be a taxable event for the Company or its stockholders. Holders of Class A Rights may, depending upon the circumstances, recognize taxable income upon the occurrence of certain Class A Rights triggering events including a tender offer for 15% or more of the Common Stock or a person or group attaining beneficial ownership of 15% or more of the Common Stock (collectively, "Common Stock Events"). In addition, holders of Class A Rights may have taxable income as a result of (i) an exchange by the Company of shares of Class A Common Stock for Class A Rights as described above or (ii)

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certain anti-dilution adjustments made to the terms of the Class A Rights after the Distribution Date. A redemption of the Class A Rights would be a taxable event to holders.

        The Class A Rights Agreement may be amended by the Board at any time prior to the Distribution Date without the approval of the holders of the Class A Rights. From and after the Distribution Date, the Class A Rights Agreement may be amended by the Board without the approval of the holders of the Class A Rights in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the Class A Rights Agreement or to make any other changes that do not adversely affect the interests of the holders of the Class A Rights (other than any Acquiring Person or its affiliates or associates or their transferees).

        A copy of the Class A Rights Agreement will be filed with the Securities and Exchange Commission as an Exhibit to the Company's Form 8-A registration statement with respect to the Class A Rights. A copy of the Class A Rights Agreement is available free of charge from the Rights Agent, at the following address:

               American Stock Transfer Trust Company
               40 Wall Street
               New York, NY  10005
               (Ben & Jerry's Homemade, Inc. Class A  Rights Agreement)

This summary description of the Class A Rights does not purport to be complete and is qualified in its entirety by reference to the Class A Rights Agreement, which is incorporated herein by reference.


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